EXHIBIT 99.1
Custom Truck One Source, Inc. Reports Record Results for the Fourth-Quarter and Full-Year 2022
KANSAS CITY, Mo, March 14, 2023 (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, and other infrastructure-related end markets, today reported financial results for the fourth quarter and full year ended December 31, 2022.
CTOS Fourth-Quarter and Full-Year Highlights

•Total quarterly revenue of $486.7 million and annual revenue of $1,573.1 million, driven primarily by growth and continued strong demand from our end markets
•Quarterly gross profit improvement of $50.4 million, or 64.7%, to $128.3 million compared to $77.9 million for fourth quarter 2021
•Full-year gross profit of $383.7 million
•Adjusted gross profit increased 36.6% to $169.1 million compared to $123.8 million for fourth quarter 2021
•Quarterly net income of $30.9 million, driven by gross profit growth of $50.4 million, compared to a net loss of $3.7 million in fourth quarter 2021
•Quarterly Adjusted EBITDA of $124.5 million compared to $95.6 million in the fourth quarter 2021
•Full-year net income of $38.9 million
•Full-year Adjusted EBITDA of $393.0 million, an increase of $69.9 million, or 21.6%, compared to 2021 full-year pro forma Adjusted EBITDA of $323.1 million
•Reduced net leverage from 3.8x in the third quarter of 2022 to 3.5x at the end of the year
•Announced appointment of Ryan McMonagle as Chief Executive Officer, effective March 20, 2023. Fred Ross is retiring as Chief Executive Officer and has agreed to remain with the Company as Founder and will continue to serve as a member of the Board

“Our fourth quarter results concluded an incredibly strong year despite supply chain constraints and inflationary pressures that we experienced throughout 2022. Our entire team was instrumental in delivering these results and achieving record levels of vehicle production, completing more vehicles in 2022 than in any other year in our history,” said Fred Ross, Chief Executive Officer of CTOS. “We continue to see very strong demand from customers across all our primary end-markets and in all three of our business segments. The demand environment combined with our expectation of continued improvement in the supply chain, as well as a sustained level of vehicle production are reflected in our positive outlook for 2023. We continue to believe that our significant scale and one-stop-shop business model provide us with a competitive advantage that allows us to deliver unparalleled service to our customers,” Ross added.

Summary Actual Financial Results

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Rental revenue	$127,829	$114,131	$464,039	$370,067	$115,010
Equipment sales	325,746	212,509	982,341	695,334	210,903
Parts sales and services	33,149	29,799	126,706	101,753	31,867
Total revenue	486,724	356,439	1,573,086	1,167,154	357,780
Gross profit	$128,325	$77,852	$383,748	$210,013	$88,172
Net income (loss)	$30,937	$(3,713)	$38,905	$(181,501)	$(2,382)
Adjusted EBITDA[1]	$124,484	$95,589	$392,978	$277,784	$91,634
1 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles in the U.S. (“GAAP”) is included at the end of this press release.

Summary Pro Forma Financial Results1
The summary combined financial data below for the three and twelve months ended December 31, 2021 is presented on a pro forma basis to give effect to the following as if they occurred on January 1, 2020: (i) the acquisition of Custom Truck LP (the “Acquisition”) and related impacts of purchase accounting, (ii) borrowings under the new debt structure and (iii) repayment of previously existing debt of Nesco Holdings and Custom Truck LP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in $000s)	2022 Actual	2021 Pro Forma (1)	2022 Actual	2021 Pro Forma (1)
Rental revenue	$127,829	$114,131	$464,039	$422,040
Equipment sales	325,746	212,509	982,341	941,289
Parts sales and services	33,149	29,799	126,706	120,296
Total revenue	486,724	356,439	1,573,086	1,483,625
Gross profit	$128,325	$79,236	$383,748	$278,418
Net income (loss)	$30,937	$(2,675)	$38,905	$(90,521)
Adjusted EBITDA[2]	$124,484	$95,589	$392,978	$323,118
1 - The above pro forma information is presented for the twelve months ended December 31, 2021, in accordance with Article 11 of Regulation S-X. The information presented gives effect to the following as if they occurred on January 1, 2020: (i) the Acquisition, (ii) borrowings under the senior secured notes and the asset-based credit facility used to repay certain debt in connection with the Acquisition, (iii) extinguishment of Custom Truck LP's prior credit facility and term loan borrowings assumed in the Acquisition and immediately repaid on April 1, 2021, and (iv) extinguishment of Nesco Holdings’ prior credit facility and its senior secured notes repaid in connection with the Acquisition. The pro forma information is not necessarily indicative of the Company’s results of operations had the Acquisition been completed on January 1, 2020, nor is it necessarily indicative of the Company’s future results. The pro forma information does not reflect any cost savings from operating efficiencies, synergies, or revenue opportunities that could result from the Acquisition.
2 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under GAAP is included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of rental equipment to our customers. TES encompasses our specialized truck and equipment production and sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations. Segment performance is presented below for the three months ended December 31, 2022 and 2021 and September 30, 2022, and for the twelve months ended December 31, 2022 and 2021. Segment performance for the twelve months ended December 31, 2021, includes Custom Truck LP from April 1, 2021 to December 31, 2021.
Equipment Rental Solutions

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Rental revenue	$123,429	$109,622	$449,108	$354,557	$112,009
Equipment sales	78,472	35,294	212,146	105,435	37,121
Total revenue	201,901	144,916	661,254	459,992	149,130
Cost of rental revenue	26,735	26,961	106,598	94,644	27,221
Cost of equipment sales	57,504	29,605	158,167	90,420	27,015
Depreciation of rental equipment	39,836	43,752	167,962	151,954	41,776
Total cost of revenue	124,075	100,318	432,727	337,018	96,012
Gross profit	$77,826	$44,598	$228,527	$122,974	$53,118

Truck and Equipment Sales

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Equipment sales	$247,274	$177,215	$770,195	$589,899	$173,782
Cost of equipment sales	202,887	153,844	647,685	528,024	146,573
Gross profit	$44,387	$23,371	$122,510	$61,875	$27,209

Aftermarket Parts and Services

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Rental revenue	$4,400	$4,509	$14,931	$15,510	$3,001
Parts and services revenue	33,149	29,799	126,706	101,753	31,867
Total revenue	37,549	34,308	141,637	117,263	34,868
Cost of revenue	30,470	22,243	105,185	86,943	26,187
Depreciation of rental equipment	967	2,182	3,741	5,156	836
Total cost of revenue	31,437	24,425	108,926	92,099	27,023
Gross profit	$6,112	$9,883	$32,711	$25,164	$7,845

Summary Combined Operating Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022 Actual
(in $000s)	2022 Actual	2021 Pro Forma	2022 Actual	2021 Pro Forma
Ending OEC(a) (as of period end)	$1,455,820	$1,363,451	$1,455,820	$1,363,451	$1,428,800
Average OEC on rent(b)	$1,267,600	$1,151,959	$1,187,950	$1,097,200	$1,182,500
Fleet utilization(c)	86.3%	83.7%	83.9%	81.2%	83.8%
OEC on rent yield(d)	39.5%	39.4%	39.1%	38.0%	38.5%
Sales order backlog(e) (as of period end)	$754,142	$411,636	$754,142	$411,636	$709,180
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at a given point in time.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
Total revenue in 2022 was characterized by strong year-over-year customer demand for equipment sales, rental equipment and for parts sales and service, with full-year revenue increasing 34.8%, including the full year impact of our business combination, to $1,573.1 million as compared to full-year revenue in 2021 of $1,167.2 million. Total revenue in 2022 increased 6.0% compared to 2021 pro forma revenue of $1,483.6 million. In the fourth quarter of 2022, total revenue was $486.7 million, an increase of 36.6% from the fourth quarter of 2021. Equipment sales increased 53.3% in the fourth quarter of 2022 to $325.7 million, compared to $212.5 million in the fourth quarter of 2021, as an improvement in supply chain challenges allowed for greater order fulfillments. Full-year 2022 equipment sales revenue improved 41.3%, including the full year impact of our business combination, to $982.3 million, compared to full-year 2021 in the equipment sales revenue of $695.3 million. Full-year equipment sales revenue improved 4.4% compared to 2021 pro forma equipment sales revenue of $941.3 million. Fourth quarter 2022 rental revenue increased 12.0% to $127.8 million, compared to $114.1 million in the fourth quarter of 2021, reflecting our continued expansion of our rental fleet, higher utilization and pricing gains. Full-year 2022 rental revenue improved 25.4%, including the full year impact of our business combination, to $464.0 million, compared to full-year 2021 in the rental revenue of $370.1 million. Full-year rental revenue improved 10.0% compared to 2021 pro forma revenue of $422.0 million. Parts sales and service revenue increased 11.1% in the fourth quarter of 2022 to $33.1 million, compared to $29.8 million in the fourth quarter of 2021. Full-year 2022 parts sales and service revenue improved 24.5%, including the full year impact of our business combination, to $126.7 million, compared to full-year 2021 parts sales and service revenue of $101.8 million. Full-year 2022 parts sales and service revenue improved 5.3% compared to 2021 pro forma revenue of $120.3 million.
In our ERS segment, rental revenue in the fourth quarter of 2022 was $123.4 million compared to $109.6 million in the fourth quarter of 2021, a 12.6% increase. Fleet utilization continued to increase, coming in at 86.3% compared to 83.7% in the fourth quarter of 2021. Gross profit in the segment in the fourth quarter of 2022 and 2021 was $77.8 million and $44.6 million, respectively, representing strong growth over the prior year period from both rentals and sales. Gross profit in the segment, excluding $39.8 million and $43.8 million of rental equipment depreciation in the fourth quarter of 2022 and 2021, respectively, was $117.7 million in the fourth quarter of 2022, compared to $88.4 million in the fourth quarter of 2021, representing strong growth over the prior year period from both rentals and sales. Gross profit from rentals, which excludes depreciation of rental equipment, improved to $96.7 million in the fourth quarter of 2022 compared to $82.7 million in the fourth quarter of 2021.
Revenue in our TES segment increased 39.6%, to $247.3 million in the fourth quarter of 2022, from $177.2 million in the fourth quarter of 2021, as an improvement in supply chain challenges allowed for greater order fulfillments. Gross profit improved by 89.7% to $44.4 million in the fourth quarter of 2022 compared to $23.4 million in the fourth quarter of 2021. In the fourth quarter, TES continued to see strength in product demand as sales order backlog grew by 6.3% to $754.1 million compared to the end of the third quarter of 2022, and is up 83.2% from the fourth quarter of 2021. On a sequential basis, supply chain headwinds lessened, with new equipment sales revenue increasing 42.3% in the fourth quarter of 2022 compared to the third quarter of 2022.
APS segment revenue experienced an increase of $3.2 million, or 9.3%, in the fourth quarter of 2022, to $37.5 million, as compared to $34.3 million in the fourth quarter of 2021. Growth in demand for parts, tools and accessories (“PTA”) sales was offset by reduced tools and accessories rentals in the PTA division. Gross profit margin in the segment was negatively impacted by higher inventory costs due to shifts in product mix.
Net income was $30.9 million in the fourth quarter of 2022 compared to a net loss of $3.7 million for the fourth quarter of 2021. The improvement in net income is the result of gross profit expansion, offset by higher selling costs and interest expense on variable-rate debt and variable-rate floorplan liabilities.
Adjusted EBITDA for the fourth quarter of 2022 was $124.5 million, compared to $95.6 million for the fourth quarter of 2021. The increase in Adjusted EBITDA was largely driven by growth in rental demand and in new equipment sales, both of which contributed to margin expansion.
As of December 31, 2022, CTOS had cash and cash equivalents of $14.4 million, current and long-term debt of $1,361.7 million (net of deferred financing fees of $27.7 million), and current and long-term finance lease obligations of $5.0 million. Our net debt (non-GAAP measure as defined below) was $1,380.0 million as of December 31, 2022. Our net leverage ratio (non-GAAP measure), which is net debt divided by Adjusted EBITDA, was 3.5x as of December 31, 2022. Availability under the senior secured credit facility was $309.4 million as of December 31, 2022. For the twelve months ended December 31, 2022, we added net OEC of $92.4 million to our rental fleet. During the three months ended December 31, 2022, CTOS purchased approximately $8.0 million of its common stock under the previously announced stock repurchase program.
2023 Outlook
We are providing our full-year revenue and Adjusted EBITDA guidance for 2023 at this time. We believe ERS will continue to benefit from strong demand from our rental customers as well as for purchases of rental fleet units, particularly older equipment, in 2023. We also expect to further grow our rental fleet (based on net OEC) by mid- to high-single digits. Regarding TES, supply chain improvements, improved inventory levels exiting 2022, and record backlog levels should improve our ability to produce and deliver more units in 2023. “Our FY23 outlook reflects the ongoing strength of our end markets and the continued focus by our teams to profitably grow our business. The outlook also reflects the moderated risks associated with some continued supply chain challenges, which we expect could persist through the fiscal year,” said Ryan McMonagle, President and Chief Operating Officer of CTOS.

2023 Consolidated Outlook
Revenue	$1,610	million	—	$1,730 million
Adjusted EBITDA[1]	$415	million	—	$435 million

2023 Revenue Outlook by Segment
ERS	$665	million	—	$705 million
TES	$800	million	—	$870 million
APS	$145	million	—	$155 million
1 - CTOS is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, customer buyout requests on rentals with rental purchase options, income tax expense and changes in fair value of derivative financial instruments. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on March 14, 2023, to discuss its fourth quarter 2022 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-877-425-9470 or 1-201-389-0878. A replay of the call will be available until midnight, Tuesday, March 21, 2023, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13736182.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,000 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.customtruck.com.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customer’s spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; the phase-out of the London Interbank Offered Rate

(“LIBOR”) and uncertainty as to its replacement; disruptions in our information technology systems or a compromise of our system security, limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, and implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(844) 403-6138
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
The consolidated statements of operations for the three and twelve months ended December 31, 2021 includes the results of Custom Truck LP from April 1, 2021 to December 31, 2021.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s except per share data)	2022	2021	2022	2021
Revenue
Rental revenue	$127,829	$114,131	$464,039	$370,067	$115,010
Equipment sales	325,746	212,509	982,341	695,334	210,903
Parts sales and services	33,149	29,799	126,706	101,753	31,867
Total revenue	486,724	356,439	1,573,086	1,167,154	357,780
Cost of Revenue
Cost of rental revenue	27,481	28,012	110,272	99,885	28,207
Depreciation of rental equipment	40,803	45,934	171,703	157,110	42,612
Cost of equipment sales	260,391	183,449	805,852	618,444	173,588
Cost of parts sales and services	29,724	21,192	101,511	81,702	25,201
Total cost of revenue	358,399	278,587	1,189,338	957,141	269,608
Gross Profit	128,325	77,852	383,748	210,013	88,172
Operating Expenses
Selling, general and administrative expenses	58,599	43,844	210,868	155,783	49,835
Amortization	6,940	13,334	33,940	40,754	6,794
Non-rental depreciation	2,112	1,768	9,414	3,613	1,938
Transaction expenses and other	9,026	9,065	26,218	51,830	6,498
Total operating expenses	76,677	68,011	280,440	251,980	65,065
Operating Income (Loss)	51,648	9,841	103,308	(41,967)	23,107
Other Expense
Loss on extinguishment of debt	—	—	—	61,695	—
Interest expense, net	26,582	19,169	88,906	72,843	22,887
Financing and other expense (income)	(6,425)	428	(32,330)	571	(1,747)
Total other expense	20,157	19,597	56,576	135,109	21,140
Income (Loss) Before Income Taxes	31,491	(9,756)	46,732	(177,076)	1,967
Income Tax Expense (Benefit)	554	(6,043)	7,827	4,425	4,349
Net Income (Loss)	$30,937	$(3,713)	$38,905	$(181,501)	$(2,382)

Net Income (Loss) Per Share:
Basic	$0.13	$(0.02)	$0.16	$(0.75)	$(0.01)
Diluted	$0.13	$(0.02)	$0.16	$(0.75)	$(0.01)

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$14,360	$35,902
Accounts receivable, net	193,106	168,394
Financing receivables, net	38,271	28,649
Inventory	596,724	410,542
Prepaid expenses and other	25,784	13,217
Total current assets	868,245	656,704
Property and equipment, net	121,956	108,612
Rental equipment, net	883,674	834,325
Goodwill	703,827	695,865
Intangible assets, net	304,132	327,840
Operating lease assets	29,434	36,014
Other assets	26,944	24,406
Total Assets	$2,938,212	$2,683,766
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$87,255	$91,123
Accrued expenses	68,784	60,337
Deferred revenue and customer deposits	34,671	35,791
Floor plan payables - trade	136,634	72,714
Floor plan payables - non-trade	293,536	165,239
Operating lease liabilities - current	5,262	4,987
Current maturities of long-term debt	6,940	6,354
Current portion of finance lease obligations	1,796	4,038
Total current liabilities	634,878	440,583
Long-term debt, net	1,354,766	1,308,265
Finance leases	3,206	5,109
Operating lease liabilities - noncurrent	24,818	31,514
Deferred income taxes	29,086	15,621
Derivative, warrants and other liabilities	3,015	24,164
Total long-term liabilities	1,414,891	1,384,673
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(15,537)	(3,020)
Additional paid-in capital	1,521,487	1,508,995
Accumulated other comprehensive loss	(8,947)	—
Accumulated deficit	(608,585)	(647,490)
Total stockholders' equity	888,443	858,510
Total Liabilities and Stockholders' Equity	$2,938,212	$2,683,766

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
The consolidated statement of cash flows for the twelve months ended December 31, 2021 include the cash flows of Custom Truck LP from April 1, 2021 to December 31, 2021.

	Twelve Months Ended December 31,
(in $000s)	2022	2021
Operating Activities
Net income (loss)	$38,905	$(181,501)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	223,483	209,073
Amortization of debt issuance costs	4,860	4,740
Loss on extinguishment of debt	—	61,695
Provision for losses on accounts receivable	12,650	11,103
Share-based compensation	12,297	17,313
Gain on sales and disposals of rental equipment	(55,213)	(11,636)
Change in fair value of derivative and warrants	(20,290)	6,192
Deferred tax expense (benefit)	7,387	3,863
Changes in assets and liabilities:
Accounts and financing receivables	(36,821)	(37,716)
Inventories	(194,691)	46,574
Prepaids, operating leases and other	(11,936)	(6,123)
Accounts payable	(5,589)	8,060
Accrued expenses and other liabilities	8,108	5,580
Floor plan payables - trade, net	63,920	(18,276)
Customer deposits and deferred revenue	(1,102)	19,985
Net cash flow from operating activities	45,968	138,926
Investing Activities
Acquisition of businesses, net of cash acquired	(49,832)	(1,337,686)
Purchases of rental equipment	(340,791)	(188,389)
Proceeds from sales and disposals of rental equipment	205,852	99,833
Purchase of non-rental property and cloud computing arrangements	(34,165)	(3,238)
Net cash flow from investing activities	(218,936)	(1,429,480)
Financing Activities
Proceeds from debt	—	952,743
Proceeds from issuance of common stock	—	883,000
Payment of common stock issuance costs	—	(6,386)
Payment of premiums on debt extinguishment	—	(53,469)
Share-based payments	(1,838)	(652)
Borrowings under revolving credit facilities	153,036	491,084
Repayments under revolving credit facilities	(110,249)	(347,111)
Repayments of notes payable	(1,012)	(507,509)
Finance lease payments	(3,955)	(5,223)
Repurchase of common stock	(10,279)	—
Acquisition of inventory through floor plan payables - non-trade	619,896	304,902
Repayment of floor plan payables - non-trade	(491,599)	(353,641)
Payment of debt issuance costs	(104)	(34,694)
Net cash flow from financing activities	153,896	1,323,044
Effect of exchange rate changes on cash and cash equivalents	(2,470)	—
Net Change in Cash and Cash Equivalents	(21,542)	32,490
Cash and Cash Equivalents at Beginning of Period	35,902	3,412
Cash and Cash Equivalents at End of Period	$14,360	$35,902

	Twelve Months Ended December 31,
(in $000s)	2022	2021
Supplemental Cash Flow Information
Interest paid	$81,177	$92,625
Income taxes paid	567	541
Non-Cash Investing and Financing Activities
Non-cash consideration - acquisition of business	—	187,935
Rental equipment and property and equipment purchases in accounts payable	68	—
Rental equipment sales in accounts receivable	11,283	1,555

CUSTOM TRUCK ONE SOURCE, INC.

PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma combined financial information presented on the subsequent pages give effect to the Company's acquisition of Custom Truck LP, as if the Acquisition had occurred on January 1, 2020, and is presented to facilitate comparisons with our results following the Acquisition. This information has been prepared in accordance with Article 11 of Regulation S-X. Such unaudited pro forma combined financial information also uses the fair value of assets and liabilities, including the fair value of tax assets and liabilities, on April 1, 2021, the closing date of the Acquisition, and makes the following assumptions: (1) removes acquisition-related costs and charges that were recognized in the Company's consolidated financial statements in the three and twelve months ended December 31, 2021, and applies these costs and charges as if the transactions had occurred on January 1, 2020; (2) removes the loss on the extinguishment of debt that was recognized in the Company’s consolidated financial statements in the three and twelve months ended December 31, 2021 and applies the charge to the three and twelve months ended December 31, 2020, as if the debt extinguishment giving rise to the loss had occurred on January 1, 2020; (3) adjusts for the impacts of purchase accounting in the three and twelve months ended December 31, 2021; (4) adjusts interest expense, including amortization of debt issuance costs, to reflect borrowings on the ABL Facility and issuance of the 2029 Secured Notes, as if the funds had been borrowed and the 2029 Secured Notes had been issued on January 1, 2020 and used to repay pre-acquisition debt; and, (5) adjusts for the income tax effect using a tax rate of 25%.

NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Custom Truck LP became a wholly owned subsidiary of the Company on April 1, 2021. The Company's consolidated financial statements prepared under GAAP include Custom Truck LP from April 1, 2021. Accordingly, the financial information presented under GAAP for the twelve months ended December 31, 2022 is not comparable to the financial information of the twelve months ended December 31, 2021. As a result, we have included information on a “pro forma combined basis” as further described below, which we believe provides for more meaningful year-over-year comparability.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based on OEC, and we measure a rate of return from rentals and sales using OEC. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.

Although management evaluates and presents the Adjusted EBITDA non-GAAP measure for the reasons described herein, please be aware that this non-GAAP measure has limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present this non-GAAP financial measure differently than measures with the same or similar names that other companies report, and, as a result, the non-GAAP measure we report may not be comparable to those reported by others.

We present Pro Forma Adjusted EBITDA as if the Acquisition had occurred on January 1, 2020. Refer to the reconciliation of pro forma combined net income (loss) to Pro Forma Adjusted EBITDA for the three and twelve months ended December 31, 2021 in this press release.

Gross Profit and Rental Profit Excluding Rental Equipment Depreciation. We present total gross profit excluding rental equipment depreciation as a non-GAAP financial performance measure. We also present rental gross profit that excludes rental equipment depreciation as a non-GAAP financial measure. These measures differ from the GAAP definitions of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use these measures to evaluate operating margins and the effectiveness of the cost of our rental fleet.

Net Debt. We present the non-GAAP financial measure “net debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.

Net Leverage Ratio. Net leverage ratio is a non-GAAP financial performance measure used by management and we believe it provides useful information to investors because it is an important liquidity measure that reflects our ability to service debt. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 1 — ADJUSTED EBITDA RECONCILIATION
(unaudited)
The Adjusted EBITDA Reconciliation for the twelve months ended December 31, 2021 includes the results of Custom Truck LP from April 1, 2021 to December 31, 2021.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022 Actual	2021 Actual	2022 Actual	2021 Actual
Net income (loss)	$30,937	$(3,713)	$38,905	$(181,501)	$(2,382)
Interest expense	21,432	17,778	76,265	67,610	19,338
Income tax expense (benefit)	554	(6,043)	7,827	4,425	4,349
Depreciation and amortization	52,362	63,106	223,483	209,073	54,001
EBITDA	105,285	71,128	346,480	99,607	75,306
Adjustments:
Non-cash purchase accounting impact (1)	8,268	6,468	23,069	33,954	3,408
Transaction and integration costs (2)	9,026	8,900	26,218	51,993	6,501
Loss on extinguishment of debt (3)	—	—	—	61,695	—
Sales-type lease adjustment (4)	1,411	3,757	5,204	7,030	1,232
Share-based payments (5)	2,771	4,597	12,297	17,313	4,378
Change in fair value of derivative and warrants (6)	(2,277)	739	(20,290)	6,192	809
Adjusted EBITDA	$124,484	$95,589	$392,978	$277,784	$91,634
Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for non-cash purchase accounting impact, transaction and process improvement costs, including business integration expenses, share-based payments, the change in fair value of derivative instruments, sales-type lease adjustment, and other special charges that are not expected to recur. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Consolidated Statements of Comprehensive Net Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement.
(3)    Loss on extinguishment of debt represents a special charge, which is not expected to recur. Such charges are adjustments pursuant to our credit agreement.
(4)    Represents the adjustment for the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. This adjustment is made pursuant to our credit agreement.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Equipment sales	$(14,518)	$(2,563)	$(41,525)	$(16,274)	$(7,099)
Cost of equipment sales	14,509	4,945	37,582	16,532	5,938
Gross (profit) loss	(9)	2,382	(3,943)	258	(1,161)
Interest income	(4,303)	(5,276)	(12,130)	(5,898)	(2,719)
Rental invoiced	5,723	6,651	21,277	12,670	5,112
Sales-type lease adjustment	$1,411	$3,757	$5,204	$7,030	$1,232
(5) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(6) Represents the charge to earnings for our interest rate collar and the change in fair value of the liability for warrants.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 2 — SUPPLEMENTAL PRO FORMA INFORMATION
(unaudited)

Pro Forma Combined Statements of Operations — Three Months Ended December 31, 2021

(in $000s)	Custom Truck One Source, Inc.	Pro Forma Adjustments[a]		Pro Forma Combined
Rental revenue	$114,131	$—		$114,131
Equipment sales	212,509	—		212,509
Parts sales and services	29,799	—		29,799
Total revenue	356,439	—		356,439
Cost of revenue	232,653	(1,384)	b	231,269
Depreciation of rental equipment	45,934	—		45,934
Total cost of revenue	278,587	(1,384)		277,203
Gross profit	77,852	1,384		79,236
Selling, general and administrative	43,844	—		43,844
Amortization	13,334	—		13,334
Non-rental depreciation	1,768	—		1,768
Transaction expenses and other	9,065	—		9,065
Total operating expenses	68,011	—		68,011
Operating income (loss)	9,841	1,384		11,225
Interest expense, net	19,169	—		19,169
Finance and other expense (income)	428	—		428
Total other expense	19,597	—		19,597
Income (loss) before taxes	(9,756)	1,384		(8,372)
Taxes	(6,043)	346	c	(5,697)
Net income (loss)	$(3,713)	$1,038		$(2,675)
a.The pro forma adjustments give effect to the following as if they occurred on January 1, 2020: (i) the Acquisition and (ii) the extinguishment of Nesco Holdings’ 2019 Credit Facility and the prepayment of the Senior Secured Notes due 2024 in connection with the Acquisition. The adjustments also give effect to transaction expenses directly attributable to the Acquisition.
b.Represents the elimination from cost of revenue of the run-off of the step-up in fair value of inventory acquired that was recognized in the Company’s consolidated financial statements for the three months ended December 31, 2021. The impact of the step-up is reflected as an adjustment to the comparable prior period ended December 31, 2020 as if the Acquisition had occurred on January 1, 2020.
c.Reflects the adjustment to recognize the tax impacts of the pro forma adjustments for which a tax expense is recognized using a statutory tax rate of 25%.

Pro Forma Combined Statements of Operations — Twelve Months Ended December 31, 2021

(in $000s)	Custom Truck One Source, Inc.	Custom Truck LP (Three Months Ended March 31, 2021)	Pro Forma Adjustments[a]		Pro Forma Combined
Rental revenue	$370,067	$51,973	$—		$422,040
Equipment sales	695,334	245,955	—		941,289
Parts sales and services	101,753	18,543	—		120,296
Total revenue	1,167,154	316,471	—		1,483,625
Cost of revenue	800,031	240,678	(19,186)	b	1,021,523
Depreciation of rental equipment	157,110	22,757	3,817	c	183,684
Total cost of revenue	957,141	263,435	(15,369)		1,205,207
Gross profit	210,013	53,036	15,369		278,418
Selling, general and administrative	155,783	34,428	—		190,211
Amortization	40,754	1,990	3,589	d	46,333
Non-rental depreciation	3,613	1,151	(213)	d	4,551
Transaction expenses and other	51,830	5,254	(40,277)	e	16,807
Total operating expenses	251,980	42,823	(36,901)		257,902
Operating income (loss)	(41,967)	10,213	52,270		20,516
Loss on extinguishment of debt	61,695	—	(61,695)	f	—
Interest expense, net	72,843	9,992	(3,919)	g	78,916
Finance and other expense (income)	571	(2,346)	—		(1,775)
Total other expense	135,109	7,646	(65,614)		77,141
Income (loss) before taxes	(177,076)	2,567	117,884		(56,625)
Taxes	4,425	—	29,471	h	33,896
Net income (loss)	$(181,501)	$2,567	$88,413		$(90,521)
a.The pro forma adjustments give effect to the following as if they occurred on January 1, 2020: (i) the Acquisition, (ii) the extinguishment of Nesco Holdings’ 2019 Credit Facility and the prepayment of the Senior Secured Notes 2024 in connection with the Acquisition and (iii) the extinguishment of the outstanding borrowings of Custom Truck LP’s credit facility and term loan that was repaid on the closing of the Acquisition.
b.Represents adjustments to cost of revenue for the reduction to depreciation expense for the difference between historical depreciation and depreciation of the fair value of the property and equipment acquired from the Acquisition.
c.Represents the adjustment for depreciation of rental fleet relating to the mark-up to fair value from purchase accounting as a result of the Acquisition.
d.Represents the differential in other amortization and depreciation related to the fair value of the identified intangible assets from purchase accounting as a result of the Acquisition.
e.Represents the elimination of transaction expenses recognized in the Company’s consolidated financial statements for the twelve months ended December 31, 2021. The expenses were directly attributable to the Acquisition and are reflected as adjustments to the comparable prior period ended December 31, 2020 as if the Acquisition had occurred on January 1, 2020.
f.Represents the elimination of the loss on extinguishment of debt recognized in the Company’s consolidated financial statements for the twelve months ended December 31, 2021 as though the repayment of the 2019 Credit Facility and the 2024 Secured Notes had occurred on January 1, 2020.
g.Reflects the differential in interest expense, inclusive of amortization of capitalized debt issuance costs, related to the Company’s debt structure after the Acquisition as though the following had occurred on January 1, 2020: (i) borrowings under the ABL Facility; (ii) repayment of the 2019 Credit Facility; (iii) repayment of the 2024 Secured Notes; (iv) repayment of Custom Truck LP’s borrowings under its revolving credit and term loan facility; and (v) the issuance of the 2029 Secured Notes.
h.Reflects the adjustment to recognize the tax impacts of the pro forma adjustments for which a tax expense is recognized using a statutory tax rate of 25%.

Reconciliation of Actual or Pro Forma Combined Net Income (Loss) to Actual or Pro Forma Adjusted EBITDA
The following table provides a reconciliation of actual or pro forma combined net income (loss) to actual or pro forma Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in $000s)	2022 Actual	2021 Pro Forma	2022 Actual	2021 Pro Forma
Net income (loss)	$30,937	$(2,675)	$38,905	$(90,521)
Interest expense	21,432	17,778	76,265	71,204
Income tax expense (benefit)	554	(5,697)	7,827	33,896
Depreciation and amortization	52,362	63,106	223,483	243,570
EBITDA	105,285	72,512	346,480	258,149
Adjustments:
Non-cash purchase accounting impact (a)	8,268	5,084	23,069	15,755
Transaction and process improvement costs (b)	9,026	8,900	26,218	16,967
Sales-type lease adjustment (c)	1,411	3,757	5,204	8,185
Share-based payments (d)	2,771	4,597	12,297	17,870
Change in fair value of derivative and warrants (e)	(2,277)	739	(20,290)	6,192
Adjusted EBITDA	$124,484	$95,589	$392,978	$323,118
(a)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(b)    Represents transaction and process improvement costs related to acquisitions of businesses, including the post-acquisition integration costs, which are recognized within operating expenses in our Consolidated Statements of Operations and Comprehensive Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement
(c)     Represents the impact of sales-type lease accounting for certain leases containing RPOs, as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustment is made pursuant to our credit agreement.
(d)    Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(e)     Represents the charge to earnings for our interest rate collar and the change in fair value of the liability for warrants.

Reconciliation of Gross Profit Excluding Rental Equipment Depreciation
(unaudited)
The following table presents the reconciliation of gross profit excluding equipment depreciation:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Revenue
Rental revenue	$127,829	$114,131	$464,039	$370,067	$115,010
Equipment sales	325,746	212,509	982,341	695,334	210,903
Parts sales and services	33,149	29,799	126,706	101,753	31,867
Total revenue	486,724	356,439	1,573,086	1,167,154	357,780
Cost of Revenue
Cost of rental revenue	27,481	28,012	110,272	99,885	28,207
Depreciation of rental equipment	40,803	45,934	171,703	157,110	42,612
Cost of equipment sales	260,391	183,449	805,852	618,444	173,588
Cost of parts sales and services	29,724	21,192	101,511	81,702	25,201
Total cost of revenue	358,399	278,587	1,189,338	957,141	269,608
Gross Profit	128,325	77,852	383,748	210,013	88,172
Plus: depreciation of rental equipment	40,803	45,934	171,703	157,110	42,612
Gross profit excluding depreciation of rental equipment	$169,128	$123,786	$555,451	$367,123	$130,784

Reconciliation of ERS Segment Gross and Rental Profit Excluding Depreciation
(unaudited)
The following table presents the reconciliation of ERS segment gross profit excluding equipment depreciation:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Revenue
Rental revenue	$123,429	$109,622	$449,108	$354,557	$112,009
Equipment sales	78,472	35,294	212,146	105,435	37,121
Total revenue	201,901	144,916	661,254	459,992	149,130
Cost of Revenue
Cost of rental revenue	26,735	26,961	106,598	94,644	27,221
Cost of equipment sales	57,504	29,605	158,167	90,420	27,015
Depreciation of rental equipment	39,836	43,752	167,962	151,954	41,776
Total cost of revenue	124,075	100,318	432,727	337,018	96,012
Gross profit	77,826	44,598	228,527	122,974	53,118
Plus: depreciation of rental equipment	39,836	43,752	167,962	151,954	41,776
Gross profit excluding depreciation of rental equipment	$117,662	$88,350	$396,489	$274,928	$94,894

The following table presents the reconciliation of ERS rental profit excluding equipment depreciation:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2022
(in $000s)	2022	2021	2022	2021
Rental revenue	$123,429	$109,622	$449,108	$354,557	$112,009
Cost of rental revenue	26,735	26,961	106,598	94,644	27,221
Rental profit excluding depreciation of rental equipment	$96,694	$82,661	$342,510	$259,913	$84,788

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of net debt:

(in $000s)	December 31, 2022
Current maturities of long-term debt	$6,940
Current portion of finance lease obligations	1,796
Long-term debt, net	1,354,766
Finance leases	3,206
Deferred financing fees	27,686
Less: cash and cash equivalents	(14,360)
Net debt	$1,380,034

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the net leverage ratio:

(in $000s)	Twelve Months Ended December 31, 2022
Net debt	$1,380,034
Divided by: Adjusted EBITDA	$392,978
Net leverage ratio	3.51